Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2016 Results

First Quarter Key Metrics

•	Total revenue was $2.8 billion with organic revenue growth of 3%

•	Operating margin was 16.1%, and operating margin, adjusted for certain items, increased 20 basis points to 18.5%

•	EPS was $1.15, and EPS, adjusted for certain items, decreased 1% to $1.35

•	Cash flow from operations decreased 8% to $273 million, and free cash flow decreased 6% to $221 million

First Quarter Highlights

•	Repurchased 7.7 million Class A Ordinary Shares for approximately $750 million

•	Subsequent to the close of the first quarter, Aon announced a 10% increase to its quarterly cash dividend

LONDON - April 29, 2016 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2016.

Net income attributable to Aon shareholders was $315 million, or $1.15 per share, compared to $328 million, or $1.14 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, decreased 1% to $1.35, compared to $1.37 in the prior year quarter, including a $0.05 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation") and a $0.05 per share loss due to the unfavorable impact of foreign exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies. The prior year quarter included other income of $42 million pre-tax, or $0.12 per share after tax. Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our first quarter results reflect a solid start to the year as retail brokerage organic revenue increased four percent and adjusted operating margin expanded 100 basis points in Risk Solutions. In addition, return on invested capital improved through the disposition of a business in HR Solutions, and we effectively allocated capital highlighted by the repurchase of $750 million of Class A Ordinary shares,” said Greg Case, President and Chief Executive Officer. “Investments in our industry-leading platform of client serving capabilities across risk, retirement, and health continues to position the firm for long-term revenue growth, further margin expansion, and strong free cash flow generation towards our near-term goal of $2.4 billion for the full year 2017.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue decreased 2% to $2.8 billion compared to the prior year quarter driven primarily by a 3% unfavorable impact from foreign currency translation and a 2% decrease in commissions and fees related to net divestitures, partially offset by 3% organic revenue growth.

Total operating expenses for the first quarter decreased 3% to $2.3 billion compared to the prior year quarter due primarily to an $82 million favorable impact from foreign currency translation, a $41 million decrease in expenses related to net divestitures, and a $13 million decrease in intangible asset amortization, partially offset by an increase in expense to support 3% organic revenue growth and $20 million of transaction and portfolio repositioning related costs in HR Solutions associated with the sale of businesses.

Depreciation expense remained flat at $56 million compared to the prior year period.

Intangible asset amortization expense decreased 16%, or $13 million, to $67 million compared to the prior year quarter, consisting of a $9 million decrease in HR Solutions and a $4 million decrease in Risk Solutions.

Foreign currency exchange rates in the first quarter had a $0.05 per share, or $16 million pretax, unfavorable impact (-$13 million in Risk Solutions and -$3 million in HR Solutions) on adjusted net income, if the Company were to translate prior year quarter results at current quarter foreign exchange rates. In addition, the Company had a $0.05 per share, or $16 million pretax, unfavorable impact from foreign exchange rates on the remeasurement of monetary assets and liabilities, primarily in Venezuela.

Effective tax rate in the first quarter was 18.4%, compared to the prior year quarter of 19.1%, driven by changes in the Company's geographic distribution of income and certain favorable discrete tax adjustments.

Average diluted shares outstanding decreased to 273.7 million in the first quarter compared to 287.1 million in the prior year quarter. The Company repurchased 7.7 million Class A Ordinary Shares for approximately $750 million in the first quarter. As of March 31, 2016, the Company had $3.3 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first three months of 2016 decreased 8%, or $25 million, to $273 million. The decrease was primarily driven by unfavorable timing of certain tax related items impacting the first three months that we expect will favorably impact the first six months of 2016, partially offset by working capital improvements and a decline in cash paid for pension contributions and restructuring.

Free cash flow, defined as cash flow from operations less capital expenditures, for the first three months of 2016 decreased 6%, or $15 million, to $221 million driven by a decrease in cash flow from operations, partially offset by a $10 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarters of 2016 and 2015. The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Mar 31, 2016	Mar 31, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,495	$1,513	(1)%	(5)%	—%	4%
Reinsurance	372	377	(1)	(2)	—	1
Subtotal	$1,867	$1,890	(1)%	(4)%	—%	3%
Investment Income	5	5	—
Total Revenue	$1,872	$1,895	(1)%

Risk Solutions total revenue decreased 1% compared to the prior year quarter due to a 4% unfavorable impact from foreign currency translation, partially offset by 3% organic growth in commissions and fees.

Retail organic revenue increased 4% reflecting organic revenue growth in both the Americas and International businesses. Americas organic revenue increased 4% driven by record new business generation in US Retail, solid growth in Affinity, and strong management of the renewal book portfolio in Latin America. International organic revenue increased 4% reflecting continued growth across Asia and in New Zealand, as well as solid growth in continental Europe driven by both new business generation and management of the renewal book portfolio.

Reinsurance organic revenue increased 1% compared to the prior year quarter due primarily to growth from facultative placements, cedent demand in treaty placements, and new business generation, partially offset by an unfavorable market impact globally.

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	% Change
Revenue	$1,872	$1,895	(1)%
Expenses
Compensation and benefits	1,044	1,053	(1)
Other general expenses	399	430	(7)
Total operating expenses	1,443	1,483	(3)
Operating income	$429	$412	4%
Operating margin	22.9%	21.7%
Operating income - adjusted	$453	$440	3%
Operating margin - adjusted	24.2%	23.2%

Compensation and benefits for the first quarter decreased 1%, or $9 million, compared to the prior year quarter due primarily to a $41 million favorable impact from foreign currency translation and a $6 million decrease in expenses related to net divestitures, partially offset by an increase in expense to support 3% organic growth.

Other general expenses for the first quarter decreased 7%, or $31 million, compared to the prior year quarter due primarily to a $24 million favorable impact from foreign currency translation, a $4 million decrease in intangible asset amortization, a $2 million decrease in expenses related to net divestitures, and expense discipline, partially offset by an increase in expense to support 3% organic growth.

First quarter operating income increased 4% to $429 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 3% to $453 million, and operating margin increased 100 basis points to 24.2%, each compared to the prior year quarter. Excluding the impact of foreign currency translation, adjusted operating income increased 6% and adjusted operating margin increased 70 basis points versus the prior year quarter. The increase in adjusted operating margin was driven primarily by solid organic revenue growth of 3% and return on investments in data and analytics across the portfolio.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Mar 31, 2016	Mar 31, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$374	$371	1%	(3)%	1%	3%
Outsourcing	560	604	(7)	(1)	(7)	1
Intersegment	(4)	(5)	N/A	N/A	N/A	N/A
Subtotal	$930	$970	(4)%	(2)%	(4)%	2%
Investment Income	—	—	N/A
Total Revenue	$930	$970	(4)%

HR Solutions total revenue decreased 4% to $930 million compared to the prior year quarter driven by a 4% decrease in commissions and fees resulting from net divestitures and a 2% unfavorable impact from foreign currency translation, partially offset by 2% organic growth in commissions and fees.

Organic revenue in Consulting Services increased 3% driven primarily by continued growth in investment consulting, as well as growth in core pension solutions and communications consulting. Organic revenue in Outsourcing increased 1% due primarily to continued growth in HR BPO for cloud-based solutions. The prior year quarter was favorably impacted by the timing of certain follow-on enrollments on the retiree health care exchange.

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	% Change
Revenue	$930	$970	(4)%
Expenses
Compensation and benefits	579	609	(5)
Other general expenses	284	285	—
Total operating expenses	863	894	(3)
Operating income	$67	$76	(12)%
Operating margin	7.2%	7.8%
Operating income - adjusted	$110	$128	(14)%
Operating margin - adjusted	11.8%	13.2%

Compensation and benefits for the first quarter decreased 5%, or $30 million, compared to the prior year quarter due primarily to a $28 million decrease in expenses related to net divestitures, a $12 million favorable impact from foreign currency translation, and expense discipline, partially offset by $20 million of transaction and portfolio repositioning costs associated with the sale of a certain business. The gain on the sale of the business was recorded in other income.

Other general expenses for the first quarter decreased $1 million compared to the prior year quarter due primarily to a $9 million decrease in intangible asset amortization, a $5 million favorable impact from foreign currency translation, and a $5 million decrease in expenses related to net divestitures, partially offset by an increase in expense to support 2% organic growth.

First quarter operating income decreased 12% to $67 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 14% to $110 million, and operating margin decreased 140 basis points to 11.8%, each compared to the prior year quarter. The decrease in adjusted operating margin was primarily driven by $20 million, or -220 basis points, of transaction and portfolio repositioning related costs primarily associated with the sale of a business in the quarter, partially offset by organic revenue growth of 2% and expense discipline.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	% Change
Risk Solutions	$429	$412	4%
HR Solutions	67	76	(12)
Unallocated expenses	(46)	(47)	(2)
Operating income	$450	$441	2%
Interest income	2	3	(33)
Interest expense	(69)	(65)	6
Other income	18	42	(57)
Income before income taxes	$401	$421	(5)%

Unallocated expenses for the first quarter decreased $1 million to $46 million compared to the prior year quarter. Interest income decreased $1 million to $2 million compared to the prior year quarter. Interest expense increased $4 million to $69 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income of $18 million primarily includes net gains on the sale of certain businesses, partially offset by net losses due to the unfavorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies. In the prior year quarter, other income of $42 million primarily includes net gains due to the favorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies and net gains on the sale of certain businesses.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, April 29, 2016 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates, including negative yields in some jurisdictions, that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, and adjusted earnings per share that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	Mar 31, 2016	Mar 31, 2015	Percent Change
Revenue
Commissions, fees and other	$2,787	$2,842	(2)%
Fiduciary investment income	5	5	—
Total revenue	2,792	2,847	(2)
Expenses
Compensation and benefits	1,649	1,683	(2)
Other general expenses	693	723	(4)
Total operating expenses	2,342	2,406	(3)
Operating income	450	441	2
Interest income	2	3	(33)
Interest expense	(69)	(65)	6
Other income	18	42	(57)
Income before income taxes	401	421	(5)
Income taxes (1)	74	80	(8)
Net income	327	341	(4)
Less: Net income attributable to noncontrolling interests	12	13	(8)
Net income attributable to Aon shareholders	$315	$328	(4)%

Basic net income per share attributable to Aon shareholders	$1.16	$1.15	1%
Diluted net income per share attributable to Aon shareholders	$1.15	$1.14	1
Weighted average ordinary shares outstanding - diluted	273.7	287.1	(5)%

(1)   The effective tax rate was 18.4% and 19.1% for the three months ended March 31, 2016 and 2015, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,867	$1,890	(1)%	3%
HR Solutions	930	970	(4)	2
Total Operating Segments	$2,797	$2,860	(2)%	3%
Fiduciary Investment Income
Risk Solutions	$5	$5	—%
HR Solutions	—	—	N/A
Total Operating Segments	$5	$5	—%
Total Revenue
Risk Solutions	$1,872	$1,895	(1)%
HR Solutions	930	970	(4)
Intersegment	(10)	(18)	(44)
Total	$2,792	$2,847	(2)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change
Revenue
Commissions, fees and other	$1,867	$1,890	(1)%
Fiduciary investment income	5	5	—
Total revenue	1,872	1,895	(1)
Expenses
Compensation and benefits	1,044	1,053	(1)
Other general expenses	399	430	(7)
Total operating expenses	1,443	1,483	(3)
Operating income	$429	$412	4%

Operating margin	22.9%	21.7%

HR Solutions

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change
Revenue
Commissions, fees and other	$930	$970	(4)%
Fiduciary investment income	—	—	N/A
Total revenue	930	970	(4)
Expenses
Compensation and benefits	579	609	(5)
Other general expenses	284	285	—
Total operating expenses	863	894	(3)
Operating income	$67	$76	(12)%

Operating margin	7.2%	7.8%

Total Operating Income (Loss)

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change
Risk Solutions	$429	$412	4%
HR Solutions	67	76	(12)
Unallocated	(46)	(47)	(2)
Total operating income	$450	$441	2%

Total operating margin	16.1%	15.5%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$708	$713	(1)%	(4)%	(1)%	4%
International	787	800	(2)	(5)	(1)	4
Total Retail brokerage	1,495	1,513	(1)	(5)	—	4
Reinsurance brokerage	372	377	(1)	(2)	—	1
Total Risk Solutions	1,867	1,890	(1)	(4)	—	3
HR Solutions Segment:
Consulting services	374	371	1	(3)	1	3
Outsourcing	560	604	(7)	(1)	(7)	1
Intrasegment	(4)	(5)	N/A	N/A	N/A	N/A
Total HR Solutions	930	970	(4)	(2)	(4)	2
Total Operating Segments	$2,797	$2,860	(2)%	(3)%	(2)%	3%

 Free Cash Flow (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015	Percent Change
Cash Provided By Operating Activities	$273	$298	(8)%
Less: Capital Expenditures	(52)	(62)	(16)
Free Cash Flow (3)	$221	$236	(6)%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31, 2016
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,872	$930	$(10)	$2,792

Operating income (loss) - as reported	$429	$67	$(46)	$450
Intangible asset amortization	24	43	—	67
Operating income (loss) - as adjusted	$453	$110	$(46)	$517

Operating margins - as adjusted	24.2%	11.8%	N/A	18.5%

	Three Months Ended March 31, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,895	$970	$(18)	$2,847

Operating income (loss) - as reported	$412	$76	$(47)	$441
Intangible asset amortization	28	52	—	80
Operating income (loss) - as adjusted	$440	$128	$(47)	$521

Operating margins - as adjusted	23.2%	13.2%	N/A	18.3%

	Three Months Ended March 31,
(millions except per share data)	2016	2015
Operating income - as adjusted	$517	$521
Interest income	2	3
Interest expense	(69)	(65)
Other income	18	42

Income before income taxes - as adjusted	468	501
Income taxes (2)	86	96
Net income - as adjusted	382	405
Less: Net income attributable to noncontrolling interests	12	13
Net income attributable to Aon shareholders - as adjusted	$370	$392

Diluted earnings per share - as adjusted	$1.35	$1.37

Weighted average ordinary shares outstanding - diluted	273.7	287.1

(1)	Certain noteworthy items impacting operating income in 2016 and 2015 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)	The effective tax rates was 18.4% and 19.1% for the three months ended March 31, 2016 and 2015.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	Mar 31, 2016	Dec 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$465	$384
Short-term investments	587	356
Receivables, net	2,591	2,734
Fiduciary assets (1)	9,776	9,932
Other current assets	622	562
Total Current Assets	14,041	13,968
Goodwill	8,411	8,448
Intangible assets, net	2,108	2,180
Fixed assets, net	766	765
Non-current deferred tax assets	171	141
Prepaid pension	737	1,033
Other non-current assets	579	592
Total Assets	$26,813	$27,127

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,420	$1,772
Short-term debt and current portion of long-term debt	695	562
Fiduciary liabilities	9,776	9,932
Other current liabilities	902	820
Total Current Liabilities	12,793	13,086
Long-term debt	5,902	5,138
Non-current deferred tax liabilities	177	176
Pension, other post-retirement and post-employment liabilities	1,756	1,795
Other non-current liabilities	838	769
Total Liabilities	21,466	20,964

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,388	5,409
Retained earnings	3,600	4,117
Accumulated other comprehensive loss	(3,710)	(3,423)
Total Aon Shareholders' Equity	5,281	6,106
Noncontrolling interests	66	57
Total Equity	5,347	6,163
Total Liabilities and Equity	$26,813	$27,127

 (1)     Includes cash and short-term investments:  2016 - $3,659 million, 2015 - $3,394 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2016	Mar 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$327	$341
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(35)	(19)
Depreciation of fixed assets	56	56
Amortization of intangible assets	67	80
Share-based compensation expense	85	90
Deferred income taxes	23	7
Change in assets and liabilities:
Fiduciary receivables	399	173
Short-term investments — funds held on behalf of clients	(285)	63
Fiduciary liabilities	(114)	(236)
Receivables, net	110	49
Accounts payable and accrued liabilities	(348)	(348)
Current income taxes	(31)	27
Pension, other post-retirement and other post-employment liabilities	(50)	(66)
Other assets and liabilities	69	81
CASH PROVIDED BY OPERATING ACTIVITIES	273	298

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	13	3
Purchases of investments	(14)	(1)
Net (purchases) sales of short-term investments — non-fiduciary	(227)	42
Acquisition of businesses, net of cash acquired	(16)	(21)
Proceeds from sale of businesses	97	41
Capital expenditures	(52)	(62)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(199)	2

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(685)	(250)
Issuance of shares for employee benefit plans	(65)	(114)
Issuance of debt	1,045	870
Repayment of debt	(175)	(686)
Cash dividends to shareholders	(82)	(71)
Noncontrolling interests and other financing activities	(42)	(6)
CASH USED FOR FINANCING ACTIVITIES	(4)	(257)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	11	(39)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	81	4
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	384	374
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$465	$378